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Exhibit 4.6

BFI CANADA INCOME FUND

CONSOLIDATED BALANCE SHEETS

June 30, 2008 (unaudited) and December 31, 2007

(in thousands of dollars)

	June 30, 2008	December 31, 2007
ASSETS
CURRENT
Cash and cash equivalents	$14,242	$13,359
Accounts receivable	128,296	115,851
Other receivables	297	457
Income taxes recoverable	2,629	—
Prepaid expenses	18,522	15,001

	163,986	144,668
OTHER RECEIVABLES	620	761
FUNDED LANDFILL POST-CLOSURE COSTS (Note 6)	6,751	5,976
INTANGIBLES	138,532	144,686
GOODWILL	643,584	616,534
DEFERRED COSTS	8,300	7,306
CAPITAL ASSETS	431,623	404,900
LANDFILL ASSETS	648,535	644,711
OTHER ASSETS (Note 5)	—	1,670
FUTURE INCOME TAX ASSETS	1,180	—

	$2,043,111	$1,971,212

LIABILITIES
CURRENT
Accounts payable	$58,805	$66,815
Accrued charges	63,335	75,355
Distribution and dividend payable	10,409	10,409
Income taxes payable	905	2,515
Deferred revenues	12,722	12,018
Current portion of long-term debt	47,000	—
Landfill closure and post-closure costs (Note 6)	2,330	2,900

	195,506	170,012
LONG-TERM DEBT	855,639	801,973
LANDFILL CLOSURE AND POST-CLOSURE COSTS (Note 6)	62,796	55,943
OTHER LIABILITIES (Note 5)	6,918	5,056
FUTURE INCOME TAX LIABILITIES	55,674	57,668

	1,176,533	1,090,652

NON-CONTROLLING INTEREST (Note 7)	245,831	251,371
UNITHOLDERS' EQUITY	620,747	629,189

	$2,043,111	$1,971,212

BFI CANADA INCOME FUND

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the periods ended June 30, 2008 and 2007

(unaudited — in thousands of dollars, except net income per trust unit amounts)

	Three months ended		Six months ended
	2008	2007	2008	2007
REVENUES	$280,262	$225,515	$524,609	$427,815
EXPENSES
OPERATING	170,351	127,888	317,499	244,518
SELLING, GENERAL AND ADMINISTRATION	31,666	26,193	62,007	53,191

INCOME BEFORE THE FOLLOWING	78,245	71,434	145,103	130,106
AMORTIZATION	45,736	41,372	88,313	79,290
INTEREST ON LONG-TERM DEBT	12,695	8,471	26,069	18,365
FINANCING COSTS	930	—	930	864
NET GAIN ON SALE OF CAPITAL ASSETS	(127)	(1,026)	(87)	(1,234)
NET (GAIN) LOSS ON FINANCIAL INSTRUMENTS (Note 10)	(5,497)	(3,061)	3,550	(1,206)
NET FOREIGN EXCHANGE LOSS (GAIN)	—	13,483	(624)	15,104
OTHER EXPENSES	26	—	57	5

INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTEREST	24,482	12,195	26,895	18,918

INCOME TAX EXPENSE (RECOVERY)
Current	3,042	3,944	4,870	5,607
Future	3,480	1,217	(6,409)	(6,238)

	6,522	5,161	(1,539)	(631)

INCOME BEFORE NON-CONTROLLING INTEREST	17,960	7,034	28,434	19,549
NON-CONTROLLING INTEREST (Note 7)	2,911	1,174	4,609	3,324

NET INCOME	15,049	5,860	23,825	16,225
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(5,931)	(45,435)	20,041	(50,493)

COMPREHENSIVE INCOME (LOSS)	$9,118	$(39,575)	$43,866	$(34,268)

Net income per weighted average trust unit, basic and diluted	$0.26	$0.10	$0.41	$0.29
Weighted average number of trust units outstanding (thousands), basic (Note 8)	57,568	57,350	57,568	55,557
Weighted average number of trust units outstanding (thousands), diluted (Note 8)	68,706	68,510	68,706	66,885

BFI CANADA INCOME FUND

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the periods ended June 30, 2008 and 2007

(unaudited — in thousands of dollars)

	Three months ended		Six months ended
	2008	2007	2008	2007
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES
OPERATING
Net income	$15,049	$5,860	$23,825	$16,225
Items not affecting cash
Write-off of deferred costs	191	33	919	68
Accretion of landfill closure and post-closure costs	785	759	1,566	1,561
Amortization of intangibles	8,191	5,138	16,226	10,334
Amortization of capital assets	19,267	15,702	38,564	31,441
Amortization of landfill assets	18,278	20,532	33,523	37,515
Net gain on sale of capital assets	(127)	(1,026)	(87)	(1,234)
Net (gain) loss on financial instruments	(5,497)	(3,061)	3,550	(1,206)
Net unrealized foreign exchange loss	—	14,320	—	16,304
Future income taxes	3,480	1,217	(6,409)	(6,238)
Non-controlling interest	2,911	1,174	4,609	3,324
Landfill closure and post-closure expenditures	(382)	(768)	(627)	(1,295)

	62,146	59,880	115,659	106,799
Changes in non-cash working capital items	(7,145)	(6,074)	(17,724)	(24,538)

Cash generated from operating activities	55,001	53,806	97,935	82,261

INVESTING
Acquisitions (Note 4)	(35,816)	(33,148)	(54,869)	(37,453)
Investment in other receivables	—	—	—	(400)
Proceeds from other receivables	232	1,502	301	1,856
Funded landfill post-closure costs	(200)	(294)	(590)	(642)
Purchase of capital assets	(24,052)	(23,551)	(37,589)	(40,397)
Purchase of landfill assets	(13,332)	(16,073)	(21,204)	(25,947)
Proceeds from the sale of capital assets	462	1,316	545	1,578
Investment in deferred costs	(686)	(585)	(1,744)	(1,565)

Cash utilized in investing activities	(73,392)	(70,833)	(115,150)	(102,970)

FINANCING
Proceeds from long-term debt	79,983	65,404	145,200	145,756
Repayment of long-term debt	(33,754)	(108,017)	(64,371)	(149,251)
Trust units issued, net of issue costs	(3)	87,589	(3)	87,579
Distributions and dividends paid to unitholders and participating preferred shareholders	(31,227)	(30,686)	(62,454)	(60,369)

Cash generated from financing activities	14,999	14,290	18,372	23,715

Effect of foreign exchange changes on foreign cash and cash equivalents	45	590	(274)	728

NET CASH (OUTFLOW) INFLOW	(3,347)	(2,147)	883	3,734
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD OR YEAR	17,589	15,156	13,359	9,275

CASH AND CASH EQUIVALENTS, END OF PERIOD	$14,242	$13,009	$14,242	$13,009

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash and cash equivalents are comprised of:
Cash	$14,225	$11,218	$14,225	$11,218
Cash equivalents	17	1,791	17	1,791

	$14,242	$13,009	$14,242	$13,009

Cash paid during the period for:
Income taxes	$8,125	$4,160	$9,490	$4,802
Interest	$11,419	$9,224	$22,651	$19,077

BFI CANADA INCOME FUND

CONSOLIDATED STATEMENTS OF UNITHOLDERS' EQUITY,
DEFICIT AND ACCUMULATED OTHER COMPREHENSIVE LOSS

For the periods ended June 30, 2008 and 2007

(unaudited — in thousands of dollars)

	Three months ended		Six months ended
	2008	2007	2008	2007
CONTRIBUTED EQUITY
Trust units, beginning of period or year	$1,006,751	$916,828	$1,006,751	$908,221
Trust units issued, net of issue costs and related tax effect, during the period	(3)	89,441	(3)	89,431
Trust units issued on exchange of participating preferred shares ("PPSs"), during the period	24	—	24	8,617

Trust units, end of period	1,006,772	1,006,269	1,006,772	1,006,269

Class A units, beginning of period or year	—	—	—	—
Class A units issued, during the period	—	—	—	—

Class A units, end of period	—	—	—	—

Treasury units, beginning of period or year	—	—	—	—
Trust units acquired by the U.S. LTIP, during the period	—	(1,698)	(2,004)	(1,698)
Deferred compensation obligation, during the period	—	1,698	2,004	1,698

Treasury units, end of period	—	—	—	—

TOTAL CONTRIBUTED EQUITY	1,006,772	1,006,269	1,006,772	1,006,269

DEFICIT
Accumulated net income, beginning of period or year	123,840	93,742	115,064	83,377
Accumulated distributions, beginning of period or year	(390,043)	(285,544)	(363,879)	(260,991)

Deficit, beginning of period or year	(266,203)	(191,802)	(248,815)	(177,614)

Net income, during the period	15,049	5,860	23,825	16,225
Distributions declared, during the period	(26,165)	(26,016)	(52,329)	(50,569)

Accumulated net income, end of period	138,889	99,602	138,889	99,602

Accumulated distributions, end of period	(416,208)	(311,560)	(416,208)	(311,560)

DEFICIT, END OF PERIOD	(277,319)	(211,958)	(277,319)	(211,958)

ACCUMULATED OTHER COMPREHENSIVE LOSS
Accumulated other comprehensive loss, beginning of period or year	(102,775)	(37,946)	(128,747)	(32,888)
Foreign currency translation adjustment, during the period	(5,931)	(45,435)	20,041	(50,493)

ACCUMULATED OTHER COMPREHENSIVE LOSS, END OF PERIOD	(108,706)	(83,381)	(108,706)	(83,381)

DEFICIT AND ACCUMULATED OTHER COMPREHENSIVE LOSS, END OF PERIOD	(386,025)	(295,339)	(386,025)	(295,339)

UNITHOLDERS' EQUITY	$620,747	$710,930	$620,747	$710,930

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

1.     ORGANIZATION

  BFI Canada Income Fund (the "Fund") is an open ended, limited purpose trust established under the laws of the province of Ontario and governed by a Second Amended and Restated Declaration of Trust dated January 21, 2005, as supplemented from time to time. The Fund, through its operating subsidiaries, provides vertically integrated non-hazardous solid waste ("waste") services to commercial, industrial, municipal and residential customers in Canada and the south and northeast United States ("U.S."). The Fund makes cash distributions to unitholders based on all amounts received by the Fund, and IESI Corporation ("IESI"), an indirect subsidiary of the Fund, pays equivalent dividends to participating preferred shareholders ("non-controlling interest"), as determined by the Trustees. The declaration of trust provides that monthly cash distributions are to be paid on or about the fifteenth day of the succeeding month.

2.     INTERIM FINANCIAL STATEMENTS

  The unaudited interim consolidated financial statements do not conform in all respects to the requirements of Canadian generally accepted accounting principles ("GAAP") for annual financial statements and should therefore be read in conjunction with the audited consolidated financial statements and notes thereto included in the Fund's annual report for the year ended December 31, 2007. The unaudited interim consolidated financial statements have been prepared by management in accordance with GAAP applicable to interim financial statements and follow the same accounting policies and methods in their application as the most recent audited annual financial statements, except as indicated in Note 3.

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of estimates

  In April 2008, the Fund received a one year extension to continue operating the Lachenaie landfill. Management remains confident that approval for a longer-term expansion will be obtained prior to the expiry of the one year extension. If the longer-term expansion is not successful, the following assets would be subject to material adjustment: goodwill $19,859 (December 31, 2007 — $19,859) and landfill assets $85,784 (December 31, 2007 — $85,136). At June 30, 2008, no provision for impairment has been recorded.

  Financial instruments

  Effective January 1, 2008, the Fund adopted Canadian Institute of Chartered Accountants ("CICA") accounting standards, Financial Instruments — Disclosures (section 3862), Financial Instruments — Presentation (section 3863), and Capital Disclosures (section 1535), which collectively required additional disclosures pertaining to the significance, risk, and management of financial instruments, and capital disclosures as they relate to the Fund's objectives, policies, and process for managing capital (Notes 10 & 11).

  Loans and receivables

  Allowances and impairment losses on accounts receivable are recorded to selling, general and administration expense on the Fund's consolidated statement of operations and comprehensive income (loss). Allowances and impairment losses are included in net income and changes in non-cash working capital items on the Fund's consolidated statement of cash flows.

  Other financial liabilities

  Interest on long-term term debt is recorded separately in the Fund's consolidated statement of operations and comprehensive income (loss). Interest expense is included in net income and proceeds and repayment of long-term debt is included in the financing activities section of the Fund's consolidated statement of cash flows. Changes in accounts payable and accrued charges are included in changes in non-cash working capital items, and other liabilities (contingent acquisition payables) are included in changes in non-cash working capital items and acquisitions in the investing section of the Fund's consolidated statement of cash flows.

4.     ACQUISITIONS

  For the six months ended June 30, 2008, the Fund acquired all of the solid waste collection assets, including various current assets, and assumed various liabilities of four waste management companies, one in Canada and three in the U.S. Aggregate consideration, including consideration in respect of liabilities assumed amounted to $38,213 and is allocated to the Canadian, U.S. northeast and U.S. south segments as follows: $14,948, $23,014 and $251, respectively. The allocation of the purchase prices are as follows: intangibles $9,874, goodwill $10,225, capital assets $13,545, and net current assets $4,569. Aggregate cash consideration amounting to $36,378 excludes holdbacks and cash payments due to sellers for achieving various business performance targets. The allocation of certain purchase prices are absent final fair value adjustments and adjustments for the payment of contingent consideration for achieving

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

4.     ACQUISITIONS (Continued)

  various business performance targets. Final fair value and contingent consideration adjustments that increase or decrease the fair value of certain assets or liabilities will be recorded against the respective purchase price allocation.

  Contingent consideration payments in respect of prior period acquisitions totaled $18,491.

  For the six months ended June 30, 2007, the Fund acquired all of the outstanding common shares and solid waste collection assets of one waste management company in Canada and one in the U.S., and acquired the solid waste collection assets, including various current assets, and assumed various liabilities of one waste management company in Canada and five in the U.S. Aggregate consideration, including consideration in respect of liabilities assumed, amounted to $42,292 and is allocated to the U.S. northeast, U.S. south and Canadian segments as follows: $814, $36,229, and $5,249, respectively. The allocation of purchase prices is as follows: intangibles $10,959, goodwill $15,326, capital assets $16,187 and net current liabilities ($180). Aggregate cash consideration amounted to $35,046.

  Contingent consideration payments in respect of prior period acquisitions totaled $2,407.

  The results of these acquisitions have been included in the consolidated financial statements from their respective closing dates.

5.     OTHER ASSETS AND OTHER LIABILITIES

	June 30, 2008	December 31, 2007
Other assets
Fair value of foreign currency exchange agreements	$—	$1,670

	$—	$1,670

Other liabilities
Fair value of interest rate swaps	$6,512	$4,394
Fair value of old corrugated cardboard ("OCC") hedges	—	76
Contingent acquisition payables	406	586

	$6,918	$5,056

6.     LANDFILL CLOSURE AND POST-CLOSURE COSTS

  The following tables outline key assumptions used to determine the fair value of landfill closure and post-closure costs, the expected timing of landfill closure and post-closure expenditures, and reconcile beginning and ending landfill closure and post-closure costs:

June 30, 2008
Fair value of legally restricted assets	$6,751
Undiscounted closure and post-closure costs	$380,195
Credit adjusted risk free rate — Canadian segment landfills	5.6%
Credit adjusted risk free rate — U.S. segment landfills	7.2%

Expected timing of undiscounted landfill closure and post-closure expenditures
2008	$2,330
2009	9,395
2010	9,097
2011	5,123
2012	9,692
Thereafter	344,558

$380,195

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

6.     LANDFILL CLOSURE AND POST-CLOSURE COSTS (Continued)

	Three months ended June 30, 2008	Three months ended June 30, 2007
Landfill closure and post-closure costs, beginning of period	$63,085	$66,480
Provision for landfill closure and post-closure costs, during the period	2,081	2,623
Accretion expense, during the period	785	759
Landfill closure and post-closure expenditures, during the period	(382)	(768)
Foreign currency translation adjustment, during the period	(443)	(4,401)

Landfill closure and post-closure costs, end of period	$65,126	$64,693

	Six months ended June 30, 2008	Six months ended June 30, 2007
Landfill closure and post-closure costs, beginning of year	$58,843	$64,535
Provision for landfill closure and post-closure costs, during the period	3,853	4,903
Accretion expense, during the period	1,566	1,561
Landfill closure and post-closure expenditures, during the period	(627)	(1,295)
Foreign currency translation adjustment, during the period	1,491	(5,011)

Landfill closure and post-closure costs, end of period	$65,126	$64,693

  The Fund is required to deposit monies into a social utility trust for the purpose of settling post-closure costs. The funding amount is established by the Quebec Government based on each cubic metre of waste accepted at the Lachenaie landfill and payment is due quarterly. At June 30, 2008, funded landfill post-closure costs, representing the fair value of legally restricted assets, total $6,751 (December 31, 2007 — $5,976).

  At June 30, 2008, the Fund has an accrued environmental liability of $10,749 (December 31, 2007 — $10,712). The accrued environmental liability is included in landfill closure and post-closure costs and relates principally to an inactive landfill which the Fund acquired on the acquisition of IESI. The estimated costs have a total undiscounted value amounting to $11,073 (December 31, 2007 — $10,914).

7.     NON-CONTROLLING INTEREST

  Exchanges of PPSs are recorded at the carrying value of the PPSs at issuance net of net income and dividends attributable to PPSs to the date of exchange. For the six months ended June 30, 2008, one PPS was exchanged for a trust unit of the Fund (2007 — 364).

	June 30
	PPSs	2008	PPSs	2007
Non-controlling interest, beginning of year	11,138	$251,371	11,774	$281,243
PPSs exchanged for trust units, during the period	(1)	(24)	(364)	(8,617)
PPSs cancelled, during the period	—	—	(250)	(6,638)
Net income attributable to PPSs, during the period		4,609		3,324
Dividends attributable to PPSs, during the period		(10,125)		(10,303)

Non-controlling interest, end of period	11,137	$245,831	11,160	$259,009

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

8.     UNITHOLDERS' EQUITY

  Details of issued trust and Class A units for the six months ended June 30, 2008 are as follows:

	June 30
	2008	2007
Trust units issued and outstanding, beginning of year	57,568	53,617
Trust units issued, during the period	—	3,565
Trust units issued on exchange of PPSs, during the period	1	364

Trust units issued and outstanding, end of period	57,569	57,546

Class A units issued and outstanding, beginning of year	—	—
Class A units issued, during the period	—	—

Class A units issued and outstanding, end of period	—	—

  Accumulated other comprehensive loss, representing accumulated foreign currency translation adjustments, is comprised principally of accumulated exchange losses on goodwill and capital and landfill assets, partially offset by accumulated exchange gains on long-term debt, landfill closure and post-closure costs, and future income tax liabilities.

  The basic weighted average trust units outstanding for the three months ended June 30, 2008 totaled 57,568 (2007 — 57,350). The calculation of net income per weighted average trust unit, basic, is net of the non-controlling interest's share of net income, and amounts to $0.26 (2007 — $0.10). The diluted weighted average trust units outstanding include the exchange of all PPSs, 11,138 (2007 — 11,160), into trust units of the Fund and totals 68,706 (2007 — 68,510). The calculation of net income per diluted weighted average trust unit amounts to $0.26 (2007 — $0.10).

  The basic weighted average trust units outstanding for the six months ended June 30, 2008 totaled 57,568 (2007 — 55,557). The calculation of net income per weighted average trust unit, basic, is net of the non-controlling interest's share of net income, and amounts to $0.41 (2007 — $0.29). The diluted weighted average trust units outstanding include the exchange of all PPSs, 11,138 (2007 — 11,328), into trust units of the Fund and totals 68,706 (2007 — 66,885). The calculation of net income per diluted weighted average trust unit amounts to $0.41 (2007 — $0.29).

  At June 30, 2008, 183 (December 31, 2007 — 108) trust units were held by the U.S. long-term incentive plan rabbi trust.

9.     EMPLOYEE FUTURE BENEFITS

  The components of net benefit plan expense recorded in the consolidated statements of operations and comprehensive income (loss) as an operating expense are as follows:

	Three months ended June 30		Six months ended June 30
	2008	2007	2008	2007
Current service cost	$16	$16	$33	$33
Interest cost	10	11	21	21
Expected return on plan assets	(14)	(13)	(28)	(25)
Amortization of transition asset	—	—	(1)	(1)
Net actuarial losses	4	5	7	10

Net benefit plan expense	$16	$19	$32	$38

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

10.   FINANCIAL INSTRUMENTS

  The following table illustrates the Fund's financial assets and liabilities by category, including their carrying and fair value amounts.

	June 30 2008		December 31 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Held for trading
Current	$14,242	$14,242	$13,359	$13,359
Long-term	$6,751	$6,751	$7,646	$7,646
Loans and receivables
Current	$128,593	$128,637	$116,308	$116,347
Long-term	$620	$670	$761	$825
Financial liabilities
Other financial liabilities
Current	$122,140	$122,140	$142,170	$142,170
Long-term	$903,045	$916,427	$802,559	$817,423
Held for trading
Long-term	$6,512	$6,512	$4,470	$4,470

  The following table outlines items of income and expense included in the Fund's statement of operations and comprehensive income (loss) by class of financial asset and liability.

	Three months ended June 30		Six months ended June 30
	2008	2007	2008	2007
Financial assets
Held for trading
Net (gain) loss on financial instruments	$(28)	$(2,667)	$1,669	$(1,521)
Loans and receivables
Selling, general and administration	930	$713	$1,389	$1,133
Interest on long-term debt — (income)	$(30)	$(94)	$(63)	$(184)
Financial liabilities
Held for trading
Net (gain) loss on financial instruments	$(5,469)	$(394)	$1,881	$315

  Credit risk

  Credit risk is defined as the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge its obligation. The Fund's exposure to credit risk is limited principally to cash and cash equivalents, accounts receivable, other receivables, funded landfill post-closure costs, interest rate swaps, foreign currency exchange agreements, and hedge agreements for OCC. In all instances, the Fund's risk management objective, whether of credit, liquidity, market or otherwise, is to mitigate its risk exposures to a level consistent with its risk tolerance.

  Cash and cash equivalents

  Certain senior management are responsible for determining which financial institutions the Fund will bank and hold deposits with. Management's selected financial institutions are concurred by the Board of Trustees. Senior management typically selects financial institutions which are party to its long-term debt facilities and are deemed by management to be of sufficient size, liquidity, and stability.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

10.   FINANCIAL INSTRUMENTS (Continued)

  Management reviews the Fund's exposure to credit risk from time to time or as conditions indicate that the Fund's exposure to credit risk has or is subject to change. The Fund's maximum exposure to credit risk is the fair value of cash and cash equivalents recorded on the Fund's consolidated balance sheet, $14,242 (December 31, 2007 — $13,359). The Fund holds no collateral or other credit enhancements as security over its cash and cash equivalent balances. The Fund deems the credit quality of its cash and cash equivalent balances to be high and no amounts are impaired.

  Accounts receivable

  The Fund is subject to credit risk on its accounts receivable through the normal course of business. The Fund performs credit checks or accepts payment or security in advance of service to limit its exposure to credit risk. The Fund's customer base is sufficiently diverse to provide some mitigation to credit risk exposure. The Fund has assigned various employees to carry out its collection effort in a manner consistent with its accounts receivable and credit and collections policies. These policies establish procedures to manage, monitor, control, investigate, record and improve accounts receivable credit and collection. The Fund also has policies and procedures which establish estimates for doubtful account allowances. These calculations are generally based on historical collection or alternatively historical bad debt provisions. Specific account balance review is permitted where practical and consideration is given to the credit quality of the customer, historical payment history, and other factors specific to the customer, including bankruptcy or insolvency.

  The Fund is subject to credit risk from its exposure to a single customer in the U.S. which accounts for approximately 6.6% of the Fund's accounts receivable at June 30, 2008 (December 31, 2007 — 6.0%). The Fund does not consider the risk from this exposure to be significant.

  The following table illustrates the Fund's ageing of accounts receivable and the Fund's allowance for doubtful accounts by ageing category.

	June 30 2008
	Gross	Allowance
Financial assets — Loans and receivables
Accounts receivable
Amounts outstanding 0 to 30 days	$82,508	$16
Amounts outstanding 31 to 60 days	30,477	20
Amounts outstanding 61 to 90 days	9,497	254
Amounts outstanding 91 days and thereafter	7,110	4,319

Subtotal	129,592	4,609
Other accounts receivable	3,313	—

Total gross accounts receivable and allowance	$132,905	$4,609

  The following table illustrates the Fund's movement in its allowance for doubtful accounts for the three and six months ended June 30, 2008.

	Three months ended June 30, 2008	Six months ended June 30, 2008
Accounts receivable — movement in allowance for doubtful accounts
Balance, beginning of the period or year	$4,216	$4,174
Net additions to allowance for doubtful accounts, during the period	1,106	1,565
Written-off, uncollectible, during the period	(842)	(1,552)
Recoveries, during the period	154	323
Foreign currency translation adjustment, during the period	(25)	99

Balance, end of period	$4,609	$4,609

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

10.   FINANCIAL INSTRUMENTS (Continued)

  Accounts receivable are typically assessed for impairment in aggregate, but may be assessed for impairment on an individual basis. Accounts receivable that are deemed by management to be at risk of collection are provided for through an allowance account. When an accounts receivable balance is considered uncollectable, it is written-off against the allowance account. Subsequent recoveries of amounts previously written-off are credited against the allowance account and changes to the allowance account are recorded in selling, general and administration expense in the Fund's statement of operations and comprehensive income (loss). Management typically assesses aggregate accounts receivable impairment applying the Fund's historical rate of collection giving consideration to broader economic conditions. When assessing accounts receivable for impairment on an individual basis, management typically considers the credit quality of the customer, historical payment history, and other factors specific to the customer.

  The Fund's accounts receivable are generally due upon invoice receipt. Accordingly, all amounts which are outstanding for a period that exceeds the current period are past due. Based on historical collection the Fund has been successful in collecting amounts that are not outstanding for greater than 90 days. The Fund assesses the credit quality of accounts receivable that are neither past due nor impaired as high. The Fund's maximum exposure to accounts receivable credit risk is equivalent to its net carrying amount. The Fund may request payment in advance of service generally in the form of credit card deposit or full or partial prepayment as security. Amounts deposited or prepaid in advance of service are recorded to unearned revenue on the Fund's consolidated balance sheet. The diversity of the Fund's customer base, including diversity in customer size, balance and geographic location inherently reduces the Fund's exposure to credit risk. Accounts receivable considered impaired at June 30, 2008 are not considered significant.

  Other receivables

  The Fund is subject to credit risk on other receivables. The Fund enters into agreements with cities in the province of Quebec to finance containers. Senior management is responsible for reviewing each agreement, including but not limited to the financial terms, in advance of entering into the agreement. Management views cities in the Province of Quebec to be low risk counterparties. The Fund's maximum exposure to credit risk is the carrying amount of other receivables, $917 (December 31, 2007 — $1,218). The Fund typically retains ownership of the containers until such time as all payments are received. Once all payments are received, ownership of the containers is typically transferred to the respective city. The Fund deems the credit quality of its other receivables balances to be high and no amounts are impaired.

  Funded landfill post-closure costs

  The Fund is subject to credit risk on deposits it makes to a social utility trust. The Fund's deposits are invested in bankers acceptances offered through Canadian financial institutions or Government of Canada treasury bills. Due to the nature of the underlying investments, management deems its exposure to credit risk related to funded landfill post-closure cost amounts to be low. The Fund's maximum exposure to credit risk is the fair value of funded landfill post-closure costs recorded on the Fund's consolidated balance sheet, $6,751 (December 31, 2007 — $5,976). Management reviews the Fund's exposure to risk from time to time or as conditions indicate that the Fund's exposure to risk has changed or is subject to change. The Fund holds no collateral or other credit enhancements as security over the invested amounts. However, the Fund deems the credit quality of the financial asset as high in light of the underlying investments.

  Interest rate swaps, foreign currency exchange agreements, and hedge agreements for OCC

  The Fund is subject to credit risk on its interest rate swaps, foreign currency exchange agreements, and OCC agreements (collectively the "agreements"). The Fund enters, or has entered, into these agreements as a condition of its U.S. long-term debt facility to fix a portion of its variable rate interest charge on advances and borrowings, to mitigate the effects of changes in U.S. to Canadian foreign currency exchange rates on distributions and dividends funded in Canadian dollars from U.S. sources, and to mitigate the effect of changes in commodity prices on OCC. As of June 30, 2008, all foreign currency exchange agreements and hedge agreements for OCC have expired. The Fund's corporate treasury function is charged with arranging and approving all agreements. Suitable counterparties identified by the Fund's treasury function are approved by the Chair of the Audit Committee. The Fund will only enter into agreements with highly rated and experienced counterparties who have successfully demonstrated that they are capable of executing these arrangements. If the counterparties' credit rating, prepared by reputable third party rating agencies, is downgraded, the Fund's treasury function will review the agreement and assess if its exposure to the counterparty can be collateralized or if the agreement should be terminated. The Fund's treasury function also prepares a report, at least once annually, to the Fund's Audit Committee which outlines key terms of its agreements, fair values, counterparties and each counterparties most recent rating, and where applicable changes to the risks related to each agreement. The Fund's maximum exposure to credit risk is the fair value of interest rate swaps, foreign currency exchange agreements, and hedge agreements for OCC recorded in other assets and liabilities on the Fund's consolidated balance sheet

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

10.   FINANCIAL INSTRUMENTS (Continued)

  (see note 5). The Fund holds no collateral or other credit enhancements as security over these agreements. The Fund deems the agreements' credit quality to be high in light of the counterparties to the agreements and no amounts are either past due or impaired.

  Liquidity risk

  Liquidity risk is the risk that the Fund will encounter difficulty in meeting obligations associated with the settlement of its financial liabilities. The Fund's exposure to liquidity risk is due primarily to its reliance on long-term debt financing. The Fund's treasury function is responsible for ensuring that the Fund has sufficient short, medium and long-term liquidity. Through its treasury function, the Fund manages liquidity risk on a daily basis by continually monitoring actual and forecasted cash flows and monitoring the Fund's available liquidity through its revolving credit facilities. The treasury function is also required to ensure that liquidity is made available on the most favourable financial terms and conditions. The Fund's treasury function reports quarterly to the Audit Committee on the Fund's available capacities and covenant compliance as they relate to the Fund's current compliment of long-term debt facilities. The Fund's treasury function actively manages its liquidity and is in regular contact with the primary parties to its long-term debt facilities.

  The contractual maturities of the Fund's financial liabilities are as follows:

	June 30, 2008
	Payments due
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Finanical liabilities
Non-derivative
Long-term debt	$902,639	$47,000	$493,078	$198,627	$163,934
Derivative
Interest rate swaps	$12,553	$4,332	$8,016	$205	$—

  Market risk

  Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk is comprised of currency, interest rate and other price risk.

  Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency exchange rates. The Fund's exposure to currency risk is attributable to the exchange of U.S. monies to fund Canadian dollar denominated distribution and dividend payments to unit and participating preferred shareholders. The Fund has historically entered into foreign currency exchange agreements to mitigate its exposure to currency risk. As of February 2008, all foreign currency exchange agreements have expired and have not been replaced. Accordingly, the Fund is exposed to currency risk on monies received from U.S. sources to fund Canadian dollar denominated obligations. In an effort to mitigate this risk, management of the Fund uses its discretion in the determination of where distribution and dividend amounts are funded from. The Fund's treasury function actively reviews its exposure and assesses the need to enter into further foreign currency exchange agreements. The Fund's Board of Trustees also considers currency risk when establishing the Fund's distribution amount per trust unit.

  For the six month period ended June 30, 2008, the Fund was exposed to currency risk on the portion of distributions and dividends funded from U.S. sources that were not hedged by foreign currency exchange agreements. Distributions and dividends have no impact on the Fund's determination of net income. The Fund has used a 10.0% variability factor to illustrate the sensitivity of movements in foreign currency exchange rates between Canada and the U.S. on other comprehensive loss and assumed that distributions and dividends to unit and participating preferred shareholders are funded equally from Canadian and U.S. sources. Although, the historical exchange rate between Canada and the U.S. has generally moved by less than 5.0% annually, recent currency exchange rate fluctuations

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

10.   FINANCIAL INSTRUMENTS (Continued)

  have been, on balance, more pronounced. Accordingly, the following sensitivity analysis has been prepared using a 10.0% fluctuation factor in Canadian to U.S. foreign currency exchange rates which management contends is reasonably possible to occur.

	June 30 2008
	Adverse movement in foreign currency exchange rates — 10.0%	Favourable movement in foreign currency exchange rates — 10.0%
Currency risk
Other comprehensive (loss) income	$(520)	$520

  Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Interest rate risk arises from the Fund's interest bearing financial assets and liabilities. The Fund has various financial assets and liabilities which are exposed to interest rate risk, the most notable of which are the Fund's long-term debt facilities. Although, the Fund's debentures and a portion of the Fund's U.S. term loan bear interest at fixed rates they remain subject to interest rate risk on maturity or renegotiation.

  A portion of the Fund's term loan, its two revolving credit facilities, and its variable rate demand solid waste disposal revenue bonds ("IRBs") are subject to interest rate risk. An increase or decrease in the variable interest rate results in a corresponding increase or decrease to interest expense on long-term debt. The Fund is also subject to interest rate risk on funded landfill post-closure costs. Funded landfill post-closure costs are invested in interest rate sensitive short-term investments. An increase or decrease in the return on invested amounts results in either a decrease or increase in the Fund's funding obligation. The Fund is also subject to interest rate risk on its cash equivalents balance and other receivables.

  The Fund has entered into interest rate swaps as a condition of its U.S. long-term debt facility to fix a portion of its variable rate charge on advances and borrowings. The policies and process for managing these risks are included above in the credit risk section.

  The Fund has used a 1.0% variability factor to illustrate the sensitivity of movements in interest rates and the resulting annualized impact on net income. The Fund deems this variability factor as reasonable in light of the current interest rate environment.

	Adverse movement in interest rates — 1.0%	Favourable movement in interest rates — 1.0%
Interest rate risk
Net (loss) income	$(2,805)	$2,805

  Customer concentration

  A single customer in the Fund's U.S. northeast segment accounted for 4.8% of consolidated revenues for the six months ended June 30, 2008. On October 31, 2007, two of the contracts with this customer were renewed for the final year permitted by each contract. These contracts have been re-bid and the Fund is awaiting the results of the bidding process.

  These contracts can be terminated upon 60 days' notice. If these contracts are terminated, or not renewed, the Fund may not be able to replace the resulting lost revenue. The loss of these contracts could have a significant impact on the business, its financial condition and its results of operations.

  In addition, in 2002 the customer announced changes to its waste management plan that would include reducing or eliminating its reliance on private transfer stations, such as those operated by the Fund. While the plan is preliminary and has undergone substantial revision, the plan contemplates significant changes to the transfer and disposal of residential waste. If these changes are implemented, it is possible that the Fund's existing contracts would be modified or not renewed.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

10.   FINANCIAL INSTRUMENTS (Continued)

  Leverage, restrictive covenants and capital requirements

  The ability of the Fund to pay distributions or make other payments or advances is subject to applicable laws and contractual restrictions contained in the agreements governing its indebtedness. The degree to which the Fund is leveraged could have important consequences to unitholders including: the ability of the Fund to obtain additional financing for working capital, capital expenditures or acquisitions; a significant portion of the Fund's cash flow from operations may be dedicated to payment of principal and interest on its indebtedness, thereby reducing funds available for future operations; certain of the Fund's borrowings will be subject to variable rates of interest, which will expose the Fund to the risk of increased interest rates; and the Fund may be more vulnerable to economic downturns and be limited in its ability to withstand competitor pressures.

  The ability of the Fund to remain competitive, sustain its growth and expand its operations will require large amounts of cash. Management expects to obtain this cash from operations and additional equity or debt financing.

  If the Fund undertakes acquisitions or expands its operations, its capital expenditures, including closure, post-closure and remediation expenditures, may increase. The increase in expenditures may reduce working capital and could require the Fund to finance working capital deficits. In addition, if the Fund is required to close a landfill sooner than it currently anticipates, or if it reduces its estimate of a landfill's remaining useful life, it may be required to incur closure and post-closure costs earlier or accrue liabilities for them at a higher rate.

  The cash needs of the Fund may increase if expenditures for closure and post-closure monitoring increase above current estimated amounts for these obligations. Expenditures for these costs may increase if any federal, provincial, state or local government regulatory action is taken to accelerate or otherwise increase such expenditures. These factors, together with those discussed above, could substantially increase the operating costs of the Fund and therefore impair its ability to invest in its existing or new facilities.

  The Fund may need to refinance its available long-term debt facilities and there can be no assurance that it will be able to do so or be able to do so on terms as favourable as those presently in place. If the Fund is unable to refinance its long-term debt, or is only able to refinance on less favourable and or more restrictive terms, this may have a significant effect on the financial position of the Fund, which may result in a reduction or suspension of cash distributions and dividends to unit and participating preferred shareholders. Distributions from BFI Canada Holdings Inc. ("Holdings"), an indirect subsidiary of the Fund, and IESI to the Fund may be restricted if either Holdings or IESI fails to maintain certain covenants under the Canadian revolving credit facility (as defined therein) or the U.S. term loan and revolving credit facility (as defined therein), respectively. In addition, the terms of any new credit facility or debt may be less favourable or more restrictive than the terms of the existing facilities, which may indirectly limit or negatively impact the ability of the Fund to pay cash distributions and dividends.

  Foreign exchange exposure

  For the six months ended June 30, 2008, approximately 64% of the Fund's revenues were derived from U.S. sources. Cash distributions and dividends paid per trust unit and PPS are denominated in Canadian dollars. Any foreign currency hedge arrangements the Fund enters into may not protect it against any losses which may occur as a result of a fluctuation in the exchange rate between the U.S. and Canada. As a result, these fluctuations may have a significant impact on the Fund's financial results.

11.   CAPITAL

  The Fund's primary objectives, in its management of capital, are as follows: to ensure that there is sufficient liquidity to fulfill management's objective of continuous improvement; to maintain continued access to capital, whether of long-term debt or equity; and to deliver value to its equity holders.

  The Fund's treasury function is responsible for arranging and approving financing transactions, including but not limited to short and long-term debt facilities, letters of credit, revolving facilities, IRB's and equity financing. In addition, the treasury function is responsible for ensuring that any financing results in the most favourable financing terms and conditions in light of current and expected economic conditions. Financing transactions initiated by the Fund's treasury function require various levels of approval prior to execution, including senior management approval and up to and including approval from the Board of Trustees. Compliance with covenants pertaining to financing activities are monitored by the Fund's treasury function and reported to senior management, the Audit Committee, and various parties external to the Fund.

  To satisfy its objective, the Fund manages both issued trust units and long-term debt including items that impact the availability of long-term debt (i.e. issued letters of credit).

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

11.   CAPITAL (Continued)

  The Fund is a mutual fund trust for the purposes of the income tax act and by its nature is subject to various restrictions including those that impact the Fund's issued equity. Practically, the requirement of the Fund to maintain a non-resident invested base which does not exceed 50% of the total invested base, is the Fund's most significant externally imposed equity restriction. The Fund continuously monitors the composition of its invested base which is reported at least annually to senior management and the Board of Trustees. The Fund is in compliance with this externally imposed restriction. Additionally, the Minister of Finance (Canada) announced "normal growth" guidelines for income trusts as a result of its announced changes to the taxation of income trusts. The normal growth guidelines restrict the Fund's ability to issue trust units in each of 2007 through 2010 based on the Fund's market capitalization at October 31, 2006. The Fund is in compliance with this externally imposed restriction.

  The Fund is also subject to restrictions included in its various long-term debt financing agreements. The Fund is in compliance with all restrictions included in its long-term debt financing agreements.

  The Fund is active in its discussions with various external parties to assess the Fund's access to capital. In light of the current environment, access to, and availability of, equity has diminished since the Minister of Finance (Canada)'s announcement of forthcoming changes to the income tax treatment of distributions and allocations to and from the Fund. Since this announcement, the Fund has not established a numeric objective for its compliment of equity and debt. Instead, the Fund has focused on ensuring that sufficient liquidity is available to fulfill management's objectives outlined above.

12.   SEGMENTED REPORTING

  The Fund carries on business through three separate geographic segments: Canada, U.S. south and U.S. northeast. The business segments are vertically integrated and principally include landfills and landfill gas to energy facilities, collection and disposal of waste and recyclable products, transfer station operations, and material recovery facilities. The geographic location of each business segment limits the volume and amount of transactions between each segment.

  The accounting policies applied by the business segments are the same as those described in the summary of significant accounting policies. U.S. corporate selling, general and administration expenses are allocated to the U.S. south and U.S. northeast segments based on various factors, which may include income before the following(1). The Fund evaluates segment performance based on gross revenues, less operating and selling, general and administration expenses.

	Three months ended June 30		Six months ended June 30
	2008	2007	2008	2007
Gross Revenues
Canada	$100,754	$86,019	$186,522	$159,374
U.S. South	88,234	80,398	168,050	154,933
U.S. Northeast	91,274	59,098	170,037	113,508

	$280,262	$225,515	$524,609	$427,815

Income before the following(1)
Canada	$34,586	$31,657	$62,740	$56,863
U.S. South	20,889	17,778	38,896	33,679
U.S. Northeast	22,770	21,999	43,467	39,564

	$78,245	$71,434	$145,103	$130,106

Amortization
Canada	$15,574	$15,046	$29,166	$28,447
U.S. South	12,726	13,431	24,970	26,441
U.S. Northeast	17,436	12,895	34,177	24,402

	$45,736	$41,372	$88,313	$79,290

  (1)
  Income before the following represents net income before amortization, interest on long-term debt, financing costs, net gain on sale of capital assets, net (gain) loss on financial instruments, net foreign exchange loss (gain), other expenses, income taxes, and non-controlling interest.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

12.   SEGMENTED REPORTING (Continued)

	June 30, 2008
	Canada	U.S. South	U.S. Northeast	Total
Capital assets	$155,976	$151,444	$124,203	$431,623
Goodwill	$63,789	$169,139	$410,656	$643,584
Total Assets	$521,988	$511,798	$1,009,325	$2,043,111

	December 31, 2007
	Canada	U.S. South	U.S. Northeast	Total
Capital assets	$144,681	$148,720	$111,499	$404,900
Goodwill	$61,461	$162,714	$392,359	$616,534
Total Assets	$505,129	$498,005	$968,078	$1,971,212

13.   COMMITMENTS AND CONTINGENCIES

  On the acquisition of IESI, the Fund assumed various obligations which require payment of additional amounts for achieving certain negotiated events or business performance targets, including landfill expansion approval or target disposal volumes. The Fund is obligated to pay certain sellers various amounts for achieving certain negotiated disposal volumes to a maximum of approximately U.S. $12,900. Amounts are accrued monthly, and paid from time to time in accordance with underlying agreements, until certain threshold negotiated disposal volume targets are achieved, and the maximum obligation is satisfied. Monthly accrued amounts, which are paid up to the date the disposal volume threshold targets are met, reduce the threshold payment by a similar amount. The Fund will record an adjustment to the purchase price allocation when the contingency is resolved and consideration is issued or becomes issuable. Accordingly, all contingent amounts paid, and all future contingent payments, in respect of the receipt of landfill expansion approval or fulfilling disposal volume targets, are recorded to goodwill.

14.   SEASONALITY

  Revenues are generally higher in spring, summer and autumn months due to higher collected and disposed of waste volumes. Higher collection and disposal revenues are partially offset by higher operating expenses to service and dispose of additional waste volumes and higher landfill asset amortization.

15.   SUBSEQUENT EVENTS

  Effective August 18, 2008, the Fund announced that its Board of Trustees approved the conversion of the Fund from an income trust to a corporation and concurrently announced a reduction in monthly cash distributions to $0.04166 per trust unit, commencing with the distribution payable January 15, 2009 to holders of record on December 31, 2008.

  Effective September 19, 2008, the Fund announced that the Board of Directors for 1768248 Ontario Limited, a wholly owned subsidiary of the Fund prior to conversion and the parent company of the Fund post conversion ("BFI Canada Ltd."), approved a special quarterly dividend payable in four equal amounts of $0.125 per share commencing on March 31, 2009.

  Effective September 25, 2008, unitholders voted in favour of the Fund's conversion from an income trust to a corporation. The conversion received approval from the Ontario Superior Court of Justice on September 30, 2008 and is effective October 1, 2008. The common shares of BFI Canada Ltd. commenced trading on the Toronto Stock Exchange, under the symbol "BFC", on October 2, 2008. Concurrently, trust units of the Fund have been delisted from the Toronto Stock Exchange and the Fund has submitted an application to cease to be a reporting issuer.

  Effective October 1, 2008, the Fund entered into a Fourth Amending Agreement to its Fourth Amended and Restated Credit Agreement and a Sixth Amending Agreement to its Amended and Restated Revolving Credit and Term Loan Agreement. The amending agreements simply recognize the Fund's structural change and had no impact on the Fund's committed amounts, maturity dates or pricing.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

16.   RECONCILIATION OF CANADIAN TO U.S. GAAP

  The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from accounting principles generally accepted in the U.S. ("U.S. GAAP"). The effects of significant accounting differences and certain disclosure differences on the Fund's consolidated financial statements are quantified and described in the following tables and notes for the three and six month periods ended June 30, 2008 and 2007 and as at December 31, 2007:

Consolidated Balance Sheet June 30, 2008 (unaudited) and December 31, 2007 (in thousands of Canadian dollars)
	June 30, 2008				December 31, 2007
	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
ASSETS
CURRENT
Cash and cash equivalents	$14,242	$(842)	C	$13,400	$13,359	$(1,600)	C	$11,759
Accounts receivable	128,296	—		128,296	115,851	—		115,851
Other receivables	297	—		297	457	—		457
Income taxes recoverable	2,629	—		2,629	—	—		—
Prepaid expenses	18,522	—		18,522	15,001	—		15,001
Ristricted cash	—	842	C	842	—	1,600	C	1,600

	163,986	—		163,986	144,668	—		144,668
OTHER RECEIVABLES	620	—		620	761	—		761
FUNDED LANDFILL POST-CLOSURE COSTS	6,751	—		6,751	5,976	—		5,976
INTANGIBLES	138,532	—		138,532	144,686	—		144,686
GOODWILL	643,584	—		643,584	616,534	—		616,534
DEFERRED COSTS	8,300	—		8,300	7,306	—		7,306
DEFERRED FINANCING COSTS	—	9,592	B	9,592	—	10,375	B	10,375
CAPITAL ASSETS	431,623	71	A	431,694	404,900	72	A	404,972
LANDFILL ASSETS	648,535	11,049	A	659,584	644,711	10,304	A	655,015
OTHER ASSETS	—	—		—	1,670	—		1,670
FUTURE INCOME TAX ASSETS	1,180	(332)	A	525	—	—		—
		(323)	B

	$2,043,111	$20,057		$2,063,168	$1,971,212	$20,751		$1,991,963

LIABILITIES
CURRENT
Accounts payable	$58,805	$—		$58,805	$66,815	$—		$66,815
Accrued charges	63,335	5,224	D,F	68,559	75,355	4,380	D,F	79,735
Distribution and dividends payable	10,409	—		10,409	10,409	—		10,409
Income taxes payable	905	—		905	2,515	—		2,515
Deferred revenues	12,722	—		12,722	12,018	—		12,018
Current portion of long-term debt	47,000	—		47,000	—	—		—
Landfill closure and post-closure costs	2,330	—		2,330	2,900	—		2,900

	195,506	5,224		200,730	170,012	4,380		174,392
LONG-TERM DEBT	855,639	—		855,639	801,973	—		801,973
LANDFILL CLOSURE AND POST-CLOSURE COSTS	62,796	—		62,796	55,943	—		55,943
OTHER LIABILITIES	6,918	—		6,918	5,056	—		5,056
FUTURE INCOME TAX LIABILITIES	55,674	3,724	A	62,832	57,668	3,784	A	65,236
		3,177	B			3,776	B
		257	F			8	F

	1,176,533	12,382		1,188,915	1,090,652	11,948		1,102,600

NON-CONTROLLING INTEREST	245,831	(245,831)	F	—	251,371	(251,371)	F	—
MEZZANINE EQUITY	—	1,462,216	F	1,462,216	—	1,561,334	F	1,561,334
UNITHOLDERS' EQUITY (DEFICIENCY)	620,747	7,064	A	(587,963)	629,189	6,592	A	(671,971)
		6,092	B			6,599	B
		(882)	D			(1,404)	D
		(1,220,984)	F			(1,312,947)	F

	$2,043,111	$20,057		$2,063,168	$1,971,212	$20,751		$1,991,963

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

16.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

Consolidated Statement of Operations and Comprehensive Income (Loss)
For the three months ended June 30, 2008 and 2007
(unaudited — in thousands of Canadian dollars, except net income per trust unit amounts)

	Three months ended June 30, 2008				Three months ended June 30, 2007
	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
REVENUES	$280,262	$—		$280,262	$225,515	$—		$225,515
EXPENSES
OPERATING	170,351	—		170,351	127,888	—		127,888
SELLING, GENERAL AND ADMINISTRATION	31,666	435	D,F	32,101	26,193	1,034	D,F	27,227
AMORTIZATION	45,736	365	A	46,101	41,372	181	A	41,553

OPERATING INCOME	32,509	(800)		31,709	30,062	(1,215)		28,847
INTEREST ON LONG-TERM DEBT	12,695	(590)	A	13,146	8,471	(1,252)	A	7,623
		1,041	B			404	B
FINANCING COSTS	930	(930)	B	—	—	—		—
NET GAIN ON SALE OF CAPITAL ASSETS	(127)	—		(127)	(1,026)	—		(1,026)
NET (LOSS) GAIN ON FINANCIAL INSTRUMENTS	(5,497)	—		(5,497)	(3,061)	—		(3,061)
NET FOREIGN EXCHANGE LOSS	—	—		—	13,483	—		13,483
OTHER EXPENSES	26	—		26	—	—		—

INCOME BEFORE INCOME TAXES AND NON- CONTROLLING INTEREST	24,482	(321)		24,161	12,195	(367)		11,828
INCOME TAX EXPENSE (RECOVERY)
Current	3,042	—		3,042	3,944	—		3,944
Future	3,480	81	A	3,466	1,217	305	A	1,268
		(34)	B			(144)	B
		(61)	F			(110)	F

	6,522	(14)		6,508	5,161	51		5,212

INCOME BEFORE NON- CONTROLLING INTEREST	17,960	(307)		17,653	7,034	(418)		6,616
NON-CONTROLLING INTEREST	2,911	(2,911)	F	—	1,174	(1,174)	F	—

NET INCOME	15,049	2,604		17,653	5,860	756		6,616

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(5,931)	(103)	A,B	(6,034)	(45,435)	(799)	A,B	(46,234)

COMPREHENSIVE INCOME (LOSS)	$9,118	$2,501		$11,619	$(39,575)	$(43)		$(39,618)

Net income per trust unit, basic and diluted	$0.26			$0.26	$0.10			$0.10
Weighted average number of trust units outstanding (thousands), basic	57,568		F	68,706	57,350		F	68,510
Weighted average number of trust units outstanding (thousands), diluted	68,706			68,706	68,510			68,510

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

16.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

Consolidated Statement of Operations and Comprehensive Income (Loss)
For the six months ended June 30, 2008 and 2007
(unaudited — in thousands of Canadian dollars, except net income per trust unit amounts)

	Six months ended June 30, 2008				Six months ended June 30, 2007
	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
REVENUES	$524,609	$—		$524,609	$427,815	$—		$427,815
EXPENSES
OPERATING	317,499	—		317,499	244,518	—		244,518
SELLING, GENERAL AND ADMINISTRATION	62,007	(1,176)	D,F	60,831	53,191	915	D,F	54,106
AMORTIZATION	88,313	675	A	88,988	79,290	333	A	79,623

OPERATING INCOME	56,790	501		57,291	50,816	(1,248)		49,568
INTEREST ON LONG-TERM DEBT	26,069	(1,125)	A	26,931	18,365	(2,510)	A	16,645
		1,987	B			790	B
FINANCING COSTS	930	(930)	B	—	864	(864)	B	—
NET GAIN ON SALE OF CAPITAL ASSETS	(87)	—		(87)	(1,234)	—		(1,234)
NET (LOSS) GAIN ON FINANCIAL INSTRUMENTS	3,550	—		3,550	(1,206)	—		(1,206)
NET FOREIGN EXCHANGE (GAIN) LOSS	(624)	—		(624)	15,104	—		15,104
OTHER EXPENSES	57	—		57	5	—		5

INCOME BEFORE INCOME TAXES AND NON- CONTROLLING INTEREST	26,895	569		27,464	18,918	1,336		20,254
INCOME TAX EXPENSE (RECOVERY)
Current	4,870	—		4,870	5,607	—		5,607
Future	(6,409)	163	A	(6,374)	(6,238)	3,545	A	(2,747)
		(377)	B			30	B
		249	F			(84)	F

	(1,539)	35		(1,504)	(631)	3,491		2,860

INCOME BEFORE NON- CONTROLLING INTEREST	28,434	534		28,968	19,549	(2,155)		17,394
NON-CONTROLLING INTEREST	4,609	(4,609)	F	—	3,324	(3,324)	F	—

NET INCOME	23,825	5,143		28,968	16,225	1,169		17,394

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	20,041	358	A,B	20,399	(50,493)	(886)	A,B	(51,379)

COMPREHENSIVE INCOME (LOSS)	$43,866	$5,501		$49,367	$(34,268)	$283		$(33,985)

Net income per trust unit, basic and diluted	$0.41			$0.42	$0.29			$0.26
Weighted average number of trust units outstanding (thousands), basic	57,568		F	68,706	55,557		F	66,885
Weighted average number of trust units outstanding (thousands), diluted	68,706			68,706	66,885			66,885

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

Consolidated Statement of Cash Flows For the three months ended June 30, 2008 and 2007 (unaudited — in thousands of Canadian dollars)
	Three months ended June 30, 2008				Three months ended June 30, 2007
	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES
OPERATING
Net income	$15,049	$2,604		$17,653	$5,860	$756		$6,616
Items not affecting cash
Write-off of deferred costs	191	—		191	33	—		33
Accretion of landfill closure and post-closure costs	785	—		785	759	—		759
Amortization of intangibles	8,191	—		8,191	5,138	—		5,138
Amortization of capital assets	19,267	1	A	19,268	15,702	—		15,702
Amortization of landfill assets	18,278	364	A	18,642	20,532	181	A	20,713
Interest on long-term debt	—	1,041	B	1,041	—	404	B	404
Net gain on sale of capital assets	(127)	—		(127)	(1,026)	—		(1,026)
Net loss on financial instruments	(5,497)	—		(5,497)	(3,061)	—		(3,061)
Net unrealized foreign exchange loss	—	—		—	14,320	—		14,320
Future income taxes	3,480	(14)	A,B,F	3,466	1,217	51	A,B,F	1,268
Non-controlling interest	2,911	(2,911)	F	—	1,174	(1,174)	F	—
Landfill closure and post-closure expenditures	(382)	—		(382)	(768)	—		(768)
Changes in non-cash working capital items	(7,145)	435	D,F	(6,710)	(6,074)	1,034	D,F	(5,040)

Cash generated from operating activities	55,001	1,520		56,521	53,806	1,252		55,058

INVESTING
Acquisitions	(35,816)	—		(35,816)	(33,148)	—		(33,148)
Restricted cash withdrawals	—	180	C	180	—	1,437	C	1,437
Investment in other receivables	232	—		232	—	—		—
Proceeds from other receivables	—	—		—	1,502	—		1,502
Funded landfill post-closure costs	(200)	—		(200)	(294)	—		(294)
Purchase of capital assets	(24,052)	—		(24,052)	(23,551)	(7)	A	(23,558)
Purchase of landfill assets	(13,332)	(590)	A	(13,922)	(16,073)	(1,245)	A	(17,318)
Proceeds from the sale of capital assets	462	—		462	1,316	—		1,316
Investment in deferred costs	(686)	—		(686)	(585)	—		(585)

Cash utilized in investing activities	(73,392)	(410)		(73,802)	(70,833)	185		(70,648)

FINANCING
Payment of deferred financing costs	—	(930)	B	(930)	—	—		—
Proceeds from long-term debt	79,983	—		79,983	65,404	—		65,404
Repayment of long-term debt	(33,754)	—		(33,754)	(108,017)	—		(108,017)
Trust units issued, net of issue costs	(3)	—		(3)	87,589	—		87,589
Distributions and dividends paid to unitholders and participating preferred shareholders	(31,227)	—		(31,227)	(30,686)	—		(30,686)

Cash generated from (utilized in) financing activities	14,999	(930)		14,069	14,290	—		14,290

Effect of foreign exchange changes on foreign cash and cash equivalents	45	11		56	590	474		1,064

NET CASH (OUTFLOW) INFLOW	(3,347)	191		(3,156)	(2,147)	1,911		(236)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	17,589	(1,033)		16,556	15,156	(108)		15,048

CASH AND CASH EQUIVALENTS, END OF PERIOD	$14,242	$(842)		$13,400	$13,009	$1,803		$14,812

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash and cash equivalents are comprised of:
Cash	$14,225	$(842)		$13,383	$11,218	$1,803		$13,021
Cash equivalents	17	—		17	1,791	—		1,791

	$14,242	$(842)		$13,400	$13,009	$1,803		$14,812

Cash paid during the year for:
Income taxes	$8,125	$—		$8,125	$4,160	$—		$4,160
Interest	$11,419	$—		$11,419	$9,224	$—		$9,224

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

Consolidated Statement of Cash Flows For the six months ended June 30, 2008 and 2007 (unaudited — in thousands of Canadian dollars)
	Six months ended June 30, 2008				Six months ended June 30, 2007
	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES
OPERATING
Net income	$23,825	$5,143		$28,968	$16,225	$1,169		$17,394
Items not affecting cash
Write-off of deferred costs	919	—		919	68	—		68
Accretion of landfill closure and post-closure costs	1,566	—		1,566	1,561	—		1,561
Amortization of intangibles	16,226	—		16,226	10,334	—		10,334
Amortization of capital assets	38,564	1	A	38,565	31,441	—		31,441
Amortization of landfill assets	33,523	674	A	34,197	37,515	333	A	37,848
Interest on long-term debt	—	1,987	B	1,987	—	790	B	790
Net gain on sale of capital assets	(87)	—		(87)	(1,234)	—		(1,234)
Net loss on financial instruments	3,550	—		3,550	(1,206)	—		(1,206)
Net unrealized foreign exchange loss	—	—		—	16,304	—		16,304
Future income taxes	(6,409)	35	A,B,F	(6,374)	(6,238)	3,491	A,B,F	(2,747)
Non-controlling interest	4,609	(4,609)	F	—	3,324	(3,324)	F	—
Landfill closure and post-closure expenditures	(627)	—		(627)	(1,295)	—		(1,295)
Changes in non-cash working capital items	(17,724)	(1,176)	D,F	(18,900)	(24,538)	915	D,F	(23,623)

Cash generated from operating activities	97,935	2,055		99,990	82,261	3,374		85,635

INVESTING
Acquisitions	(54,869)	—		(54,869)	(37,453)	—		(37,453)
Restricted cash withdrawals	—	798	C	798	—	2,240	C	2,240
Investment in other receivables	301	—		301	(400)	—		(400)
Proceeds from other receivables	—	—		—	1,856	—		1,856
Funded landfill post-closure costs	(590)	—		(590)	(642)	—		(642)
Purchase of capital assets	(37,589)	—		(37,589)	(40,397)	(13)	A	(40,410)
Purchase of landfill assets	(21,204)	(1,125)	A	(22,329)	(25,947)	(2,497)	A	(28,444)
Proceeds from the sale of capital assets	545	—		545	1,578	—		1,578
Investment in deferred costs	(1,744)	—		(1,744)	(1,565)	—		(1,565)

Cash utilized in investing activities	(115,150)	(327)		(115,477)	(102,970)	(270)		(103,240)

FINANCING
Payment of deferred financing costs	—	(930)	B	(930)	—	(864)	B	(864)
Proceeds from long-term debt	145,200	—		145,200	145,756	—		145,756
Repayment of long-term debt	(64,371)	—		(64,371)	(149,251)	—		(149,251)
Trust units issued, net of issue costs	(3)	—		(3)	87,579	—		87,579
Distributions and dividends paid to unitholders and participating preferred shareholders	(62,454)	—		(62,454)	(60,369)	—		(60,369)

Cash generated from (utilized in) financing activities	18,372	(930)		17,442	23,715	(864)		22,851
Effect of foreign exchange changes on foreign cash and cash equivalents	(274)	(40)		(314)	728	361		1,089

NET CASH INFLOW	883	758		1,641	3,734	2,601		6,335

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	13,359	(1,600)		11,759	9,275	(798)		8,477

CASH AND CASH EQUIVALENTS, END OF PERIOD	$14,242	$(842)		$13,400	$13,009	$1,803		$14,812

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash and cash equivalents are comprised of:
Cash	$14,225	$(842)		$13,383	$11,218	$1,803		$13,021
Cash equivalents	17	—		17	1,791	—		1,791

	$14,242	$(842)		$13,400	$13,009	$1,803		$14,812

Cash paid during the year for:
Income taxes	$9,490	$—		$9,490	$4,802	$—		$4,802
Interest	$22,651	$—		$22,651	$19,077	$—		$19,077

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

        The following table reconciles net income reported in accordance with Canadian GAAP to net income reportable in accordance with U.S. GAAP for the three and six month periods ended June 30, 2008 and 2007:

		Three months ended June 30		Six months ended June 30
	Note	2008	2007	2008	2007
Net income in accordance with Canadian GAAP		$15,049	$5,860	$23,825	$16,225
Impact on net earnings of U.S. GAAP adjustments:
Capitalized interest, net of income taxes	A	144	766	287	(1,368)
Capitalized deferred financing costs, net of income taxes	B	(77)	(260)	(680)	44
Trust unit based compensation	D	(274)	(744)	522	(694)
Non-controlling interest	F	2,911	1,174	4,609	3,324
Trust units held in a rabbi trust, net of income taxes	F	(100)	(180)	405	(137)

Net income in accordance with U.S. GAAP		$17,653	$6,616	$28,968	$17,394

Basic and diluted earnings per trust unit in accordance with U.S. GAAP		$0.26	$0.10	$0.42	$0.26

Weighted average trust units outstanding — basic and diluted	F	68,706	68,510	68,706	66,885

Reconciliation of Canadian to U.S. GAAP — Notes

A.    Capitalized interest on capital and landfill assets acquired, constructed or developed over time

  In accordance with Canadian GAAP, the cost of tangible assets may include capitalized interest costs directly attributable to an asset's acquisition, construction, or development, prior to the asset's substantial completion or readiness for use, if the enterprise's accounting policy is to capitalize interest costs. For the purposes of reporting under Canadian GAAP, the Fund has not elected to capitalize interest on tangible assets acquired, constructed or developed over time and has expensed all interest costs incurred on its long-term debt facilities. Under U.S. GAAP, the historical cost of acquiring an asset includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use, including interest. To comply with U.S. GAAP, interest costs attributable to the construction and development of certain Fund-owned landfills and certain capital assets have been deducted from interest expense and have been capitalized to the respective asset. Capitalized amounts are amortized over the asset's intended useful life in accordance with the respective accounting policy.

  The increase in landfill and capital asset accounting values, due to the capitalization of interest net of amortization, results in a higher accounting versus tax basis and higher future income tax liability (deferred tax liability) which is recorded to future income tax expense on the Fund's consolidated statement of operations and comprehensive income (loss). In addition, higher future income tax liability and landfill and capital asset amounts, which are translated to Canadian from U.S. dollars, results in a change to the foreign currency translation adjustment amount presented in the Fund's consolidated statement of operations and comprehensive income (loss).

B.    Capitalization of deferred financing costs

  On January 1, 2007, the Fund adopted CICA section 3855, Financial Instruments — Recognition and Measurement. Upon adoption, the Fund elected to recognize all transaction costs in net income, including those related to long-term debt instruments. Under U.S. GAAP, costs incurred to secure long-term debt are deferred and amortized over the term of the underlying debt instrument. To comply with U.S. GAAP, the Fund has reversed the impact of its January 1, 2007 adoption of CICA section 3855 with respect to deferred financing costs. The reversal results in an increase in deferred financing costs and unitholders' equity (deficit and accumulated other comprehensive loss), as at January 1, 2007. In addition, financing costs incurred in 2007 and 2008, and recorded in the Fund's consolidated statement of operations and comprehensive income (loss), have been reversed and capitalized to deferred costs on the Fund's consolidated balance sheet. Amortization of these capitalized deferred financing costs is recorded to interest expense for 2007 and 2008.

  The increase in deferred financing costs results in a higher accounting versus tax basis and higher future income tax liability (deferred tax liability) which is recorded to future income tax expense on the Fund's consolidated statement of operations and comprehensive income (loss). In addition, higher deferred financing costs and future income tax liability amounts, which are translated to Canadian from U.S. dollars results in a change to the foreign currency translation adjustment amount presented on the Fund's consolidated statement of operations and comprehensive income (loss).

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

C.    Restricted cash

  Under Canadian GAAP, the Fund includes restricted cash balances in cash and cash equivalents as its intended use is deemed to be current. Under U.S. GAAP, restricted cash amounts are considered investments that limit the holders' ability to utilize such amounts. In addition, deposits and withdrawals of restricted cash amounts are recorded as an investing activity in the consolidated statement of cash flows. To comply with U.S. GAAP, the restricted cash amounts, reported in cash and cash equivalents on the Fund's consolidated balance sheet, were reclassified. In addition, restricted cash deposits and withdrawals were reclassified to investing activities on the Fund's consolidated statement of cash flows.

D.    Trust unit based compensation

  Under Canadian GAAP, trust unit options, with trust unit appreciation rights, and the related changes thereto are recorded to selling, general and administration expense when the quoted market price of the trust unit exceeds the trust unit option exercise price. Under U.S. GAAP, trust unit appreciation rights are measured at fair value at the date of grant and re-measured at fair value through settlement. The resulting compensation expense is recorded to selling, general and administration expense. The Fund elected to recognize compensation expense on a straight line basis over the requisite service period for the entire award.

  The Fund uses the Black-Scholes-Merton option pricing model which requires the input of highly subjective assumptions. These assumptions include the estimated length of time employees will retain their options before exercising them and the expected volatility of the Fund's trust unit price over the expected term. Changes in subjective assumptions can materially affect the estimated fair value of trust unit based compensation and, consequently, the related amount recognized in selling, general and administration expense on the consolidated statement of operations and comprehensive income (loss).

  In calculating the fair value of the options at June 30, 2008 and December 31, 2007, the following assumptions were used:

	June 30, 2008	December 31, 2007
Dividend yield	7.9%	6.8%
Expected volatility	24.2%	22.8%
Risk free interest rate	3.4%	3.8%
Expected life, stated in years	3.5	4.0
Fair value, per option	$1.07	$2.15

  Compensation expense (recovery) for the three and six months ended June 30, 2008, and recorded to selling, general and administrative expense on the consolidated statement of operations and comprehensive (loss) income, amounted to $274 (2007 — $744) and ($523) (2007 — $694), respectively. As of June 30, 2008, unrecognized compensation cost for trust unit based compensation totaled $188. Unrecognized compensation cost amounts are recorded through the final vesting date, January 1, 2009. In determining the expected life of the options, management considered the age of the recipients and duration between the vesting date and date of expiration. These options represent the Fund's first option grant. Accordingly, the Fund has no historical information with regards to the behaviour of its option recipients. Expected volatility was calculated using changes in monthly trust unit prices for a period commensurate with the remaining term to full vesting.

E.    Future income tax assets, liabilities, expense or recovery

  Adjustments to future income tax assets and liabilities on the Fund's consolidated balance sheet or to future income tax expense or recovery on the Fund's consolidated statement of operations and comprehensive income (loss), relate to the various Canadian to U.S. GAAP adjustments outlined in Notes A. through F.

  In certain circumstances Canadian GAAP requires the measurement of future income tax assets and liabilities applying substantively enacted tax rates or laws. Under U.S. GAAP enacted rates or laws are the only measure of a company's future income tax assets and liabilities. There were no significant differences between the Fund's use of substantively enacted versus enacted tax rates and laws. Accordingly, no adjustments have been made in respect of this Canadian to U.S. GAAP difference.

F.     Unitholders' equity and non-controlling interest

  Trust units of the Fund are redeemable by their holders at any time. This redemption feature is required for the Fund to retain its Canadian mutual fund trust status. Upon notification of redemption, trust unitholders are entitled to receive a price per trust unit equal to the lesser of: (i) 90% of the average closing market price calculated for the 10 days prior to the date the trust units are surrendered

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

F.     Unitholders' equity and non-controlling interest (Continued)

  for redemption, and (ii) the closing market price on the date of redemption. In accordance with the Fund's Declaration of Trust, trust units redeemable for cash, in any given month, is limited to $50, which may be waived at the discretion of the Fund's Trustees. Under Canadian GAAP, trust units of the Fund are considered permanent equity and are presented as a component of unitholders' equity.

  Participating preferred shares are ultimately redeemable for trust units of the Fund. Under Canadian GAAP, participating preferred shares are recorded as non-controlling interest in the mezzanine section of the Fund's consolidated balance sheet.

  Under U.S. GAAP, issued equity, which is redeemable for cash or other assets and is (a) redeemable at a fixed or determinable price on a fixed or determinable date, (b) redeemable at the option of the holder, or (c) redeemable upon the occurrence of an event that is not solely within control of the issuer, is classified outside of permanent equity. Accordingly, the Fund is required to classify its trust units and participating preferred shares as mezzanine equity and to record the value of the Fund's trust units and participating preferred shares at their maximum redemption amount at each balance sheet date. The increase or decrease resulting from valuing the Fund's trust units and participating preferred shares at their maximum redemption amount is recorded to deficit. To comply with U.S. GAAP, the Fund's trust units and participating preferred shares are reclassified from Unitholders' Equity and Non-controlling Interest to Mezzanine Equity, where Mezzanine Equity is classified between Liabilities and Unitholders' Equity on the Fund's consolidated balance sheet. In addition, redemption value adjustments are recorded to Mezzanine Equity and are offset by an adjustment to deficit. The non-controlling interest's share of net income recorded under Canadian GAAP is eliminated for the purpose of complying with U.S. GAAP.

  Trust units of the Fund, acquired for the benefit of the Fund's U.S. long-term incentive plan participants, and held in a rabbi trust have also been reclassified to Mezzanine Equity. The deferred compensation obligation related to these trust units has been reclassified from unitholders' equity to accrued charges due to the redemption feature of the trust units. Increases or decreases to the deferred compensation obligation, representing changes in the fair value of the obligation, are recorded to selling, general and administrative expense. An increase or decrease in accrued compensation obligations results in a higher or lower accounting versus tax basis and a higher or lower future income tax asset (deferred tax asset) which is recorded to future income tax recovery or expense on the Fund's consolidated statement of operations and comprehensive (loss) income.

  In accordance with U.S. GAAP, exchangeable shares are included in the calculation of basic weighted average trust units outstanding whereas Canadian GAAP only includes exchangeable shares in the calculation of diluted weighted average trust units outstanding.

G.    Employee future benefits

  Under U.S. GAAP, the over or underfunded status of a defined benefit plan is recognized as an asset or liability with the change in funded status recorded through other comprehensive income. Canadian GAAP does not require recognition of the plan's funded status. Compliance with the U.S. GAAP standard did not have a significant impact on the consolidated financial statements of the Fund and accordingly is not reflected in the reconciliation between Canadian and U.S. GAAP.

  Reconciliation of Canadian to U.S. GAAP — Additional Disclosures

  Restricted cash

  In accordance with Regulation S-X, restricted cash represents cash received from IRB drawings in advance of incurring the expenditure for which the IRBs are available. At June 30, 2008 and December 31, 2007, $842 and $1,600, of cash is restricted to fund a portion of landfill construction activities, and equipment, and container expenditures in the Fund's Texas operations, respectively.

  Intangibles

  In accordance with U.S. GAAP, intangible assets acquired in the six months ended June 30, 2008 and subject to amortization are comprised of $340 of customer collection contracts with 3 to 5 year amortization periods, $9,204 of customer lists with 5 to 10 year amortization periods, $330 of non-competition agreements with 2 to 5 year amortization periods. Intangible assets acquired in the six months ended June 30, 2007 and subject to amortization are comprised of $650 of customer collection contracts with 3 to 5 year amortization periods, $9,584 of customer lists with 5 to 10 year amortization periods and $725 of non-competition agreements with 3 to 5 year amortization periods.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

G.    Employee future benefits (Continued)

  Goodwill

  In accordance with U.S. GAAP, goodwill acquired by reportable segment for the six months ended is as follows:

	June 30, 2008	June 30, 2007
Canada	$2,328	$2,007
U.S. South	45	13,319
U.S. Northeast	7,852	—

	$10,225	$15,326

  Goodwill was neither impaired nor disposed of for the three and six months ended June 2008 and 2007.

  Unitholders' equity

  The following table presents Canadian to U.S. GAAP reconciliation items which impact various components of Unitholders' equity.

	Note	June 30, 2008	December 31, 2007
Contributed Equity
Stated in accordance with Canadian GAAP		$1,006,772	$1,006,751
Reclassification of trust units to mezzanine equity	F	(1,006,772)	(1,006,751)

Stated in accordance with U.S. GAAP		$—	$—
Deficit
Stated in accordance with Canadian GAAP		$(277,319)	$(248,815)
Revaluation of trust units and participating preferred shares reclassified to mezzanine equity and fair value adjustments to rabbi trust units	F	(214,212)	(306,196)
Capitalized interest	A	8,025	7,738
Capitalized financing costs and transition adjustment	B	6,699	7,379
Fair value of trust unit based compensation	D	(882)	(1,404)

Stated in accordance with U.S. GAAP		$(477,689)	$(541,298)
Accumulated other comprehensive loss
Stated in accordance with Canadian GAAP		$(108,706)	$(128,747)
Foreign currency translation of capitalized interest	A	(961)	(1,146)
Foreign currency translation of capitalized financing costs	B	(607)	(780)

Stated in accordance with U.S. GAAP		$(110,274)	$(130,673)

Unitholders' Equity stated in accordance with U.S. GAAP		$(587,963)	$(671,971)

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

G.    Employee future benefits (Continued)

  Statement of cash flows

  In accordance with U.S. GAAP, the change in non-cash working capital items consists of the following:

	Three months ended June 30		Six months ended June 30
	2008	2007	2008	2007
Accounts receivable	$(11,460)	$(10,232)	$(9,147)	$(1,671)
Prepaid expenses	555	976	(1,484)	(1,050)
Accounts payable	4,709	6,098	(6,921)	(14,748)
Accrued charges	5,214	(122)	1,732	(5,730)
Income taxes payable	(4,922)	(903)	(4,239)	(300)
Deferred revenues	(515)	273	457	738
Effect of foreign currency translation adjustments	(291)	(1,130)	702	(862)

Change in non-cash working capital items	$(6,710)	$(5,040)	$(18,900)	$(23,623)

  Reconciliation of Canadian and U.S. GAAP — Recent Accounting Developments Adopted

  Framework for Fair Value Measurement

  In September 2006, Financial Accounting Standard No. 157, "Fair Value Measurements", ("SFAS 157") was issued. SFAS 157 defines and establishes a framework for measuring fair value and expands disclosures for assets and liabilities measured at fair value. SFAS 157 retains the exchange price notion with an emphasis on the price that would be received to sell the asset or paid to transfer the liability. The standard also emphasizes that fair value is a market-based measurement applying assumptions that market participants would apply in pricing the asset or liability and establishes a hierarchy as a basis for considering market participant assumptions. Additional disclosures include a focus on the inputs used to measure fair value and the effect these inputs have on earnings. For the Fund, SFAS 157 was effective January 1, 2008 and was applied prospectively.

  Under U.S. GAAP, financial assets and liabilities recorded at fair value are measured and classified in one of the following three hierarchical categories: Level 1, quoted market prices in active markets for identical assets or liabilities; Level 2, observable market based inputs or unobservable inputs that are corroborated by market data; Level 3, unobservable inputs that are not corroborated by market data.

  The following table outlines the fair value measurement amount for various financial assets and liabilities at June 30, 2008 and their hierarchical measurement categories:

	June 30, 2008
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Funded landfill post-closure costs	$6,751	$—	$—	$6,751
Other liabilities — interest rate swaps	$—	$(6,512)	$—	$(6,512)

  The Fair Value Option for Financial Assets and Financial Liabilities

  In February 2007, Financial Accounting Standard No. 159, "Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159") was issued. SFAS 159 permits entities to measure many financial instruments and certain other items at fair value. The standard permits all entities to choose, at specified election dates, to measure eligible items at fair value with unrealized gains and losses recorded to earnings. Upfront costs and fees related to items for which fair value is elected is recognized in earnings as incurred and not deferred. Additional disclosures include a focus on management's reasons for electing fair value, methods and assumptions used to estimate fair value, and separation of fair value eligible and elected assets and liabilities from the carrying amounts of similar assets and liabilities measured using another measurement attribute. For the Fund, SFAS 159 was effective January 1, 2008 and has been applied prospectively. The Fund's adoption of SFAS 159 had no impact on its consolidated financial statements.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

G.    Employee future benefits (Continued)

  Reconciliation of Canadian and U.S. GAAP — Recent Accounting Developments

  Framework for Fair Value Measurement

  In February 2008, FASB Staff Position No. 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2") was issued which delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities. The Fund has therefore delayed application of SFAS 157 to its non-financial assets and non-financial liabilities, which include assets and liabilities acquired in connection with a business combination, goodwill, intangible assets and asset retirement obligations recognized in connection with closure and post-closure landfill obligations, until January 1, 2009. The Fund is currently evaluating the impact of SFAS 157 for non-financial assets and liabilities on its consolidated financial statements.

  Business Combinations

  In December 2007, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard No. 141(R), "Business Combinations" ("SFAS 141(R)"). The standard establishes principles and requirements for an acquirer to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, how goodwill or a gain from a bargain purchase option is recognized and measured in a business combination, and outlines disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of a business combination. SFAS 141(R) outlines that the acquisition date fair value is the measurement objective for all assets acquired and liabilities assumed. SFAS 141(R) requires that all acquisition related and restructuring costs be charged to earnings and requires contingent consideration to be recognized at its fair value on the date of acquisition. Certain contingent consideration arrangements will result in fair value changes being recognized in earnings until settled. This statement eliminates adjustments to goodwill for changes in future income tax assets (deferred tax assets) and uncertain tax positions after the acquisition accounting measurement period (limited to one year from the date of acquisition). SFAS 141(R) is effective prospectively for acquisitions that occur on or after January 1, 2009. The Fund is evaluating the impact adopting SFAS 141(R) will have on its accounting and reporting for future acquisitions.

  Non-controlling Interests in Consolidation Financial Statements

  In December 2007, FASB issued Financial Accounting Standard No. 160, "Non-controlling Interests in Consolidated Financial Statements" ("SFAS 160"). SFAS 160 requires ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from parent's equity. The standard also requires consolidated net income attributable to the parent and to the non-controlling interest to be clearly identified and presented on the face of the consolidated statement of income. While the parents control is retained, the standard requires changes in the parent's ownership interest to be accounted for similarly as an equity transaction. Upon deconsolidation of a subsidiary, any retained non-controlling equity investment in the former subsidiary is initially measured at fair value and the gain or loss on the deconsolidation is measured using the fair value of any non-controlling equity investment rather than the carrying amount of the retained investment. For the Fund, SFAS 160 is effective January 1, 2009 and is applied prospectively, except for the presentation and disclosure requirements which are applied retrospectively for all periods presented. Earlier adoption is prohibited. The Fund does not expect the adoption of SFAS 160 to have a significant impact on its consolidated financial statements.

  Disclosures about Derivative Instruments and Hedging Activities

  In March 2008, FASB issued Financial Accounting Standard No. 161, "Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS 161 is intended to enhance the current disclosure framework and requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The additional disclosure conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Also, disclosing the fair values of derivative instruments and their gains and losses in a tabular format and credit-risk-related contingent features and their impact on an entity's liquidity is required. For the Fund, SFAS 161 is effective January 1, 2009. The Fund does not expect the adoption of SFAS 161 to have a significant impact on its consolidated financial statements.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period ended June 30, 2008
(unaudited — in thousands, except per trust unit amounts, unless otherwise stated)

G.    Employee future benefits (Continued)

  Useful Life of Intangible Assets

  In April 2008, FASB issued FSP No. 142-3, "Determination of the Useful Life of Intangible Assets", which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142. The purpose of this guidance is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. Accordingly, entities are required to disclose information for a recognized intangible asset that enables users of the financial statements to assess the extent to which the expected future cash flows associated with the asset are affected by the entities intent and/or ability to renew or extend the arrangement. For the Fund, FSP No. 142-3 is effective January 1, 2009. The Fund does not expect the adoption of FSP No. 142-3 to have a significant impact on its consolidated financial statements.

  The Hierarchy of Generally Accepted Accounting Principles

  In May 2008, Statement of Financial Accounting Standard No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162") was issued, which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with U.S. GAAP. FASB does not expect this standard to change current practice. SFAS 162 will become effective 60 days following the Security and Exchange Commission's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles". The Fund does not expect the adoption of SFAS 162 to have a material impact on its consolidated financial statements.

QuickLinks

  Exhibit 4.6
BFI CANADA INCOME FUND CONSOLIDATED BALANCE SHEETS June 30, 2008 (unaudited) and December 31, 2007 (in thousands of dollars)
BFI CANADA INCOME FUND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) For the periods ended June 30, 2008 and 2007 (unaudited — in thousands of dollars, except net income per trust unit amounts)
BFI CANADA INCOME FUND CONSOLIDATED STATEMENTS OF CASH FLOWS For the periods ended June 30, 2008 and 2007 (unaudited — in thousands of dollars)
BFI CANADA INCOME FUND CONSOLIDATED STATEMENTS OF UNITHOLDERS' EQUITY, DEFICIT AND ACCUMULATED OTHER COMPREHENSIVE LOSS For the periods ended June 30, 2008 and 2007 (unaudited — in thousands of dollars)